Exhibit 10.13

October 14, 2010

Susan Decker

P.O. Box 69

Belvedere, CA 94920

DELIVERED VIA ELECTRONIC MAIL

RE:         OFFER FOR MEMBERSHIP ON THE BOARD OF DIRECTORS OF LEGALZOOM.COM, INC

Dear Ms. Decker:

LegalZoom.com, Inc., a Delaware corporation, (the “Company”) is very pleased to offer you a position as a member of our Board of Directors (the “Board”). In connection with this offer, we wish to bring the following to your attention:

1.                                      Compensation.

a.             Monetary Compensation. As compensation for your time attending meetings and performing other services required of members of the Board, the Company will pay you twenty-thousand dollars ($20,000.00) for each twelve (12) month period of service as a member of the Board.

b.             Stock Option; Vesting. Subject to the approval of the Board, we recommend that you be granted an option (“Option”) to purchase fifty thousand (50,000) shares of the Company’s Common Stock (“Shares”), at an exercise price per share equal to the fair market value of a Share on the grant date as determined by the Board, pursuant to the Company’s 2010 Stock Incentive Plan (“Plan”) and as evidenced by a Non-Qualified Stock Option Agreement substantially in the form attached hereto as Exhibit A (“Option Agreement”). Subject to the terms of the Plan and the Option Agreement, thirty-three and one-third percent (33.33%) of the total number of Shares subject to the Option shall vest and become exercisable upon the one year anniversary of the date the Option is granted pursuant to the Plan (“First Vest Date”), provided you remain a Service Provider (as defined in the Plan) through such First Vest Date. Thereafter, the remaining number of Shares subject to the Option shall vest in equal monthly installments over the next twenty-four (24) months following the First Vest Date, so long as you remain a Service Provider on each such date. Notwithstanding the foregoing, if the Company experiences a “Change of Control” (as defined in the Option Agreement) before the First Vest Date while the Option is outstanding, then fifty percent (50%) of all unvested Shares subject to the Option will immediately vest and be exercisable and (ii) if the Company experiences a “Change of Control” on or after the First Vest Date while the Option is outstanding, then one hundred percent (100%) of all unvested Shares subject to the Option will immediately vest and be exercisable.

c.             Additional Stock Grants. Subject to the approval of the Board, additional compensation and stock option grants will be considered upon the successful completion of significant milestones achieved by the Company.

d.             Reimbursement of Expenses. The Company shall reimburse all reasonable out-of-pocket expenses directly incurred as a result of your membership on the Board, provided, that it is notified within thirty (30) days of the date such expense is incurred and documentation of each expense is provided upon request.

2.             Procedure. If you accept this offer, you and the Company will enter into an indemnification agreement substantially similar to Exhibit B attached hereto (“Indemnification Agreement”) and your service as a member of the Board will be subject to the certificate of incorporation and bylaws of the Company attached hereto as Exhibit C (“Charter Documents”) and a nondisclosure agreement substantially similar to Exhibit D attached hereto (“NDA”) all of which are incorporated herein by reference.

3.             Representations. By accepting this offer, you represent and warrant that your relationship with the Company will not violate any agreements, obligations, or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure to the Company or use on behalf of the Company any confidential information belonging to any of your current or former employers (except in accordance with agreements between the Company and any such employer). Of course, during your relationship with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information that is common knowledge in the industry or is otherwise legally available in the public domain.

4.             Complete Agreement. This letter agreement, the Indemnification Agreement, the Charter Documents, and the NDA constitute the complete, final, and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board, and together they supersede and other agreements or promises made to you by anyone, whether oral or written. This letter agreement will be construed and interpreted in accordance with the laws of the State of Delaware.

5.             Offer. You engagement as a member of the Board is contingent on all the following: (a) formal acceptance of this offer, (b) completion of a background, credit and reference check satisfactory to the Board and (c) any necessary Board or Stockholder approvals. This offer to serve as a member of the Board shall be at the will of the Board, which means that this relationship can be terminated at any time by either party. Upon accepting our offer to join the Board you agree we will have the right to mention your name and other customary information in documents we file with regulatory and governmental authorities, in press release and in other business documentation as appropriate. To accept this offer, please sign the acceptance below accepting and agreeing to the terms and conditions of your service as a member of the Board of the Company.

We are truly excited at the prospect of you joining our Board, and look forward to a productive and enjoyable relationship.

Sincerely,
LEGALZOOM.COM, INC.

	By:	/s/ John Suh
John Suh, CEO

ACCEPTED AND AGREED:

/s/ Susan Decker
Susan Decker